Service Corporation International Announces Third Quarter 2011 Financial Results, Raises 2011 Outlook, and Provides Initial Outlook for 2012

- Conference call on Thursday, October 27, 2011, at 9:00 a.m. Central Time.

HOUSTON, Oct. 26, 2011 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today reported results for the third quarter 2011. Our unaudited condensed consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$573.0	$533.2	$1,729.5	$1,619.3
Operating income	$78.2	$68.5	$255.9	$250.0
Net income attributable to common stockholders	$35.5	$18.8	$100.4	$90.0
Diluted earnings per share	$0.15	$0.08	$0.42	$0.36
Earnings from continuing operations excluding special items(1)	$33.8	$31.9	$109.6	$104.0
Diluted earnings per share from continuing operations excluding special items(1)	$0.14	$0.13	$0.46	$0.41
Diluted weighted average shares outstanding	235.5	247.5	239.5	252.5
Net cash provided by operating activities	$115.8	$80.1	$291.3	$266.1

(1)

Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items are non-GAAP financial measures. A reconciliation to net income and diluted earnings per share computed in accordance with GAAP can be found later in this press release under the heading "Non-GAAP Financial Measures".

Highlights:

  Diluted earnings per share from continuing operations excluding special items increased to $0.14 in the third quarter 2011 compared to $0.13 in the prior year third quarter. The improvement in the current quarter was primarily attributable to higher operating income that was led by strong cemetery results.
  Funeral gross profit was flat in the third quarter of 2011 while gross margin percentage decreased to 18.0% from 19.2% in the prior period. Although the current quarter was favorably impacted by higher total case volume and higher average revenue per case, these benefits were offset by higher advertising and selling expenses related to increased preneed production which was in line with our expectations.
  Cemetery gross profit increased $4.4 million, or 13.1%, and cemetery gross margin percentage increased to 20.1% from 19.3%. The current quarter improvements were driven by increased preneed property revenues associated with increased preneed sales production and higher other cemetery revenues, partially offset by higher advertising and preneed selling related expenses.
  Net cash provided by operating activities was $115.8 million in the current quarter compared to $80.1 million in the prior year quarter. The current quarter increase is primarily related to higher cash receipts associated with atneed funeral revenues and strong preneed cemetery production, as well as lower payments for cash taxes and cash interest.

Tom Ryan, the Company's President and Chief Executive Officer, commented on the third quarter of 2011:

"We are very pleased with our operating performance for the third quarter, which was enhanced by impressive increases in both funeral and cemetery preneed sales production. Once again, our sales team delivered excellent results during a very pessimistic economic and consumer sentiment environment. Our strong cash flows and healthy financial position have afforded us the flexibility to pursue an acquisition growth strategy while being opportunistic during recent stock market volatility to return value to our shareholders."

REVIEW OF RESULTS FOR THIRD QUARTER 2011

Consolidated Segment Results

(In millions, except funeral services performed and average revenue per funeral service)	Three Months Ended September 30,
	2011	2010
Funeral
Funeral atneed revenue	$232.7	$226.2
Funeral recognized preneed revenue	116.0	110.8
Other funeral revenue(1)	35.3	22.0
Total funeral revenues	$384.0	$359.0

Gross profit	$69.0	$69.0
Gross margin percentage	18.0%	19.2%

Funeral services performed	67,374	64,680
Average revenue per funeral service	$5,176	$5,210

Cemetery
Cemetery atneed revenue	$58.2	$58.1
Cemetery recognized preneed revenue	106.7	95.5
Other cemetery revenue (2)	24.1	20.6
Total cemetery revenues	$189.0	$174.2

Gross profit	$38.0	$33.6
Gross margin percentage	20.1%	19.3%

(1)

Other funeral revenue consists primarily of preneed merchandise sales of The Neptune Society, as well as GA revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

(2)

Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended September 30, 2011 and 2010. We consider comparable operations to be those owned for the entire period beginning January 1, 2010 and ending September 30, 2011.

(In millions, except average revenue per funeral service and average revenue per contract sold)	Three Months Ended September 30,
	2011	2010
Comparable funeral revenue:
Atneed revenue	209.5	206.1
Recognized preneed revenue	108.5	105.4
Other funeral revenue(1)	23.9	21.5
Total comparable funeral revenues	$341.9	$333.0

Comparable gross profit	$64.4	$64.1
Comparable gross margin percentage	18.8%	19.2%

Comparable funeral services performed:
Preneed	21,028	21,521
Atneed	37,513	38,452
Total	58,541	59,973

Comparable average revenue per funeral service	$5,432	$5,194
Comparable preneed funeral production:
Sales	$138.4	$128.1
Total preneed funeral contracts sold	24,872	23,868
Average revenue per contract sold	$5,564	$5,367

(1)

Other funeral revenue consists primarily of GA revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

  Comparable funeral revenues increased $8.9 million in the current quarter, driven by higher average revenue per funeral service, higher GA revenues and a favorable Canadian currency impact, partially offset by a decrease in the number of funeral services performed.
  Comparable funeral gross profit increased $0.3 million compared to the prior year quarter, while gross margin percentage decreased from 19.2% to 18.8% as a result of a stronger Canadian dollar and higher selling compensation costs associated with increased preneed funeral sales production. Additionally, we incurred higher advertising and selling expenses related to lead generation activities. The revenues associated with preneed funeral sales are deferred and recognized in the future when the funeral service is performed; however, costs to produce these sales are expensed as incurred.
  Comparable funeral services performed decreased 2.4% over the prior year quarter, which we believe is consistent with trends experienced by other funeral service providers and industry vendors.
  The comparable average revenue per funeral service grew 4.6% over the prior year quarter. Excluding a favorable Canadian currency impact and higher funeral trust fund income, the average revenue per funeral service grew 2.9% despite a 270 basis point increase in the cremation rate.
  The cremation rate increased to 44.6% in the third quarter of 2011 compared to 41.9% for the same period of 2010.
  Comparable preneed funeral sales production increased $10.3 million, or 8.0% and comparable total funeral contracts sold increased 4.2% while average revenue per contract sold increased 3.7%. Preneed funeral sales are deferred and recognized as revenues in the future when the funeral service is performed.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended September 30, 2011 and 2010. We consider comparable operations to be those owned for the entire period beginning January 1, 2010 and ending September 30, 2011.

(Dollars in millions)	Three Months Ended September 30,
	2011	2010
Comparable cemetery revenue:
Atneed revenue	$57.3	$57.5
Recognized preneed revenue	105.5	93.8
Other cemetery revenue(1)	24.0	20.4
Total comparable cemetery revenues	$186.8	$171.7

Comparable gross profit	$38.0	$33.4
Comparable gross margin percentage	20.3%	19.5%

Comparable preneed and atneed cemetery sales production:
Property	$101.2	$80.3
Merchandise and services	90.7	84.7
Discounts	(19.7)	(14.3)
Preneed and atneed cemetery sales production	$172.2	$150.7
Recognition rate (2)	95%	100%

(1)

Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.

(2)	Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

  Comparable cemetery revenues increased $15.1 million, or 8.8%, primarily as a result of higher cemetery preneed property sales production. We also recognized $3.5 million in other cemetery revenue that was earned through a property rights easement negotiated at one of our cemeteries.
  Cemetery gross profit increased $4.6 million, or 13.8%, and the gross margin percentage increased to 20.3% compared to 19.5% in 2010. The increase in revenues was partially offset by higher advertising and selling expenses related to current quarter preneed sales initiatives.
  Preneed and atneed cemetery sales production increased $21.5 million, or 14.3%. In U.S. markets, preneed and atneed cemetery sales production grew 9.3%.

Other Financial Results

  General and administrative expenses:

	Three Months Ended September 30,
(Dollars in millions)	2011	2010
General and administrative expenses	$23.9	$26.9
Less: Acquisition and transition costs	(0.6)	(2.2)
Adjusted General and administrative expenses	$23.3	$24.7

  General and administrative expenses excluding acquisition and transition costs were $23.3 million, a decrease of $1.4 million quarter over quarter primarily resulting from a reduction in net legal costs partially offset by an increase in incentive compensation expenses.

  Effective tax rate:

	Three Months Ended September 30,
	2011	2010
GAAP effective tax rate	20.5%	34.7%
Effective tax rate for Earnings from continuing operations excluding special items	34.7%	32.5%

  In both the third quarters of 2011 and 2010, the difference between the GAAP effective tax rates and the effective tax rates for earnings from continuing operations excluding special items primarily relates to differences between the tax basis and the book basis of asset dispositions, as well as the non-deductibility of certain acquisition costs.

Cash Flow and Capital Spending

  Net cash provided by operating activities increased by $35.7 million to $115.8 million in the third quarter of the current year. The current quarter benefited from higher cash receipts associated with atneed funeral revenues and strong preneed cemetery production, and lower payments for cash taxes and cash interest.
  We continued to manage our capital expenditures consistent with our financial objectives during the three and nine months ended September 30, 2011. A summary of our capital expenditures is set forth below:

Capital Expenditures (In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Capital improvements at existing locations	$14.8	$15.1	$48.0	$40.0
Development of cemetery property	11.5	9.8	30.3	24.5
Construction of new funeral home facilities	2.5	0.9	7.6	2.9
Total capital expenditures	$28.8	$25.8	$85.9	$67.4

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends. A summary of our consolidated trust fund returns for the three and nine months ended September 30, 2011 is set forth below:

	Three Months	Nine Months
Preneed Funeral	(8.8)%	(5.3)%
Preneed Cemetery	(9.4)%	(5.5)%
Cemetery Perpetual Care	(3.1)%	0.8%
Combined Trust Funds	(7.2)%	(3.3)%

OUTLOOK FOR REMAINDER OF 2011 AND 2012

Our outlook for potential earnings and cash flow in the fourth quarter and full year of 2011 as well as our initial outlook for fiscal 2012 is as follows:

(In millions, except per share amounts)	4th Qtr 2011 Outlook	Updated 2011 Outlook	2012 Outlook
Diluted earnings per share from continuing operations excluding special items(1)	$.16 to $.19	$.62 to $.65	$.66 to $.74
Net cash provided by operating activities excluding special items(1)	$75 to $95	$370 to $390	$375 to $425
Capital improvements at existing facilities and cemetery development expenditures	Approx. $25	Approx. $105	$95 to $105

(1)

Diluted earnings per share from continuing operations excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures to diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2011 and 2012 excludes the following because this information is not currently available for the remainder of 2011 and for 2012: Gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and/or cash taxes, acquisition and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures and tax reserve adjustments, could materially impact our forward-looking diluted EPS and/or net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the heading "Non-GAAP financial measures".

This outlook reflects management's current views and estimates regarding future economic and financial market conditions, company performance and financial results, business prospects, the competitive environment and other events. This outlook is subject to a number of risks and uncertainties, many of which are beyond the control of SCI, that could cause actual results to differ materially from the potential results highlighted above. A further list and description of these risks and uncertainties and other matters can be found later in this press release under "Cautionary Statement on Forward-Looking Statements".

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items shown above are all non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of earnings from continuing operations excluding special items to our reported net income attributable to common stockholders and diluted earnings per share from continuing operations excluding special items to our GAAP diluted earnings per share. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

	Three Months Ended September 30,
(In millions, except diluted EPS)	2011		2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$35.5	$0.15	$18.8	$0.08
After-tax reconciling items:
(Gains) losses on divestitures and impairment charges, net	(3.8)	(0.02)	8.5	0.03
Acquisition and transition costs	0.3	—	1.8	0.01
Losses on early extinguishment of debt, net	0.9	0.01	5.3	0.02
Change in certain tax reserves	0.9	—	(2.5)	(0.01)
Earnings from continuing operations excluding special items	$33.8	$0.14	$31.9	$0.13

Diluted weighted average shares outstanding (in thousands)		235,513		247,523

	Nine Months Ended September 30,
(In millions, except diluted EPS)	2011		2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$100.4	$0.42	$90.0	$0.36
After-tax reconciling items:
(Gains) losses on divestitures and impairment charges, net	3.0	0.01	3.2	0.01
Acquisition and transition costs	1.3	0.01	6.4	0.02
Losses on early extinguishment of debt, net	2.2	0.01	5.5	0.02
Change in certain tax reserves	2.7	0.01	(1.1)	—
Earnings from continuing operations excluding special items	$109.6	$0.46	$104.0	$0.41

Diluted weighted average shares outstanding (in thousands)		239,528		252,486

Conference Call and Webcast

We will host a conference call on Thursday, October 27, 2011, at 9:00 a.m. Central Daylight Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (617) 786-4511 with the passcode of 57546769. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through November 10, 2011 and can be accessed at (617) 801-6888 with the passcode of 92111856. Additionally, a replay of the conference call will be available on our website for approximately ninety days.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, access to capital markets, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, and negative currency translation effects.
  Changes in operating conditions such as supply disruptions and labor disputes.
  Our inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy costs (e.g., electricity, natural gas and fuel oil), costs of other materials, employee-related costs or other factors.
  Our inability to complete acquisitions, divestitures or strategic alliances as planned or to realize expected synergies and strategic benefits.
  The outcomes of pending lawsuits, proceedings, and claims against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
  Allegations regarding compliance with laws, regulations, industry standards, and customs regarding burial procedures and practices.
  The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.
  Amounts that we may be required to replenish into our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements.
  The outcome of pending Internal Revenue Service audits. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. While such payments would affect our cash flow, we do not believe it would impair our ability to service debt or our overall liquidity. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required, and these amounts will be reversed through the tax provision at the time of resolution.
  Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures, and local economic conditions.
  Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting, and trusting policies.
  Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
  Our ability to successfully access surety and insurance markets at a reasonable cost.
  Our ability to successfully leverage our substantial purchasing power with certain of our vendors.
  The effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.
  The possibility that restrictive covenants in our credit agreement and debt securities may prevent us from engaging in certain transactions.
  Our ability to buy our common stock under our share repurchase programs, which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.
  The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future goodwill impairments.
  Our funeral and cemetery trust funds' investments in equity securities, fixed income securities, and mutual funds and will be impacted by market conditions that are beyond our control.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings included in our 2010 Annual Report on Form 10-K, which was filed February 14, 2011. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At September 30, 2011, we owned and operated 1,427 funeral homes and 374 cemeteries (of which 214 are combination locations) in 43 states, eight Canadian provinces and the District of Columbia. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$572,999	$533,165	$1,729,472	$1,619,301
Costs and expenses	(465,949)	(430,518)	(1,380,953)	(1,294,998)
Gross profit	107,050	102,647	348,519	324,303
General and administrative expenses	(23,863)	(26,860)	(77,381)	(80,086)
(Losses) gains on divestitures and impairment charges, net	(5,001)	(7,291)	(15,264)	5,831
Operating income	78,186	68,496	255,874	250,048
Interest expense	(33,038)	(31,497)	(100,476)	(96,281)
Losses on early extinguishment of debt, net	(1,355)	(9,066)	(3,504)	(9,357)
Other income, net	249	688	969	3,077
Income from continuing operations before income taxes	44,042	28,621	152,863	147,487
Provision for income taxes	(9,027)	(9,941)	(51,181)	(57,255)
Net income	35,015	18,680	101,682	90,232
Net loss (income) attributable to noncontrolling interests	481	85	(1,329)	(270)
Net income attributable to common stockholders	$35,496	$18,765	$100,353	$89,962

Basic earnings per share	$0.15	$0.08	$0.42	$0.36
Diluted earnings per share	$0.15	$0.08	$0.42	$0.36

Basic weighted average number of shares	232,917	246,214	237,037	250,762
Diluted weighted average number of shares	235,513	247,523	239,528	252,486

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (In thousands, except share amounts)
	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$127,037	$170,846
Receivables, net	89,899	107,185
Deferred tax asset	43,542	41,371
Inventories	26,494	34,770
Other	21,458	27,746
Total current assets	308,430	381,918
Preneed funeral receivables, net and trust investments	1,456,130	1,424,557
Preneed cemetery receivables, net and trust investments	1,513,723	1,563,893
Cemetery property, at cost	1,499,203	1,508,787
Property and equipment, net	1,627,799	1,627,698
Goodwill	1,337,587	1,307,484
Deferred charges and other assets	454,168	389,184
Cemetery perpetual care trust investments	974,266	987,019
	$9,171,306	$9,190,540
LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$351,235	$342,651
Current maturities of long-term debt	23,685	22,502
Income taxes	2,957	1,474
Total current liabilities	377,877	366,627
Long-term debt	1,863,899	1,832,380
Deferred preneed funeral revenues	575,207	580,223
Deferred preneed cemetery revenues	835,121	813,493
Deferred tax liability	379,930	323,304
Other liabilities	410,937	399,619
Deferred preneed funeral and cemetery receipts held in trust	2,336,160	2,408,074
Care trusts' corpus	971,926	986,872

Stockholders' Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 243,767,641 and 242,019,650 shares issued, respectively, and 227,998,397 and 241,035,250 shares outstanding, respectively	227,998	241,035
Capital in excess of par value	1,471,599	1,603,112
Accumulated deficit	(398,997)	(477,459)
Accumulated other comprehensive income	99,552	112,768
Total common stockholders' equity	1,400,152	1,479,456
Noncontrolling interests	20,097	492
Total Equity	1,420,249	1,479,948
	$9,171,306	$9,190,540

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In thousands)
	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$101,682	$90,232
Adjustments to reconcile net income to net cash provided by operating activities:
Losses on early extinguishment of debt, net	3,504	9,357
Depreciation and amortization	88,363	87,676
Amortization of intangible assets	19,497	18,816
Amortization of cemetery property	27,889	23,438
Amortization of loan costs	3,259	3,223
Provision for doubtful accounts	6,431	4,137
Provision for deferred income taxes	40,038	39,273
Losses (gains) on divestitures and impairment charges, net	15,264	(5,831)
Share-based compensation	6,843	6,714
Excess tax benefit from share-based awards	—	(831)
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	13,583	6,793
Decrease (increase) in other assets	2,560	(1,094)
Increase in payables and other liabilities	7,808	7,687
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables, net and trust investments	47,263	30,434
Decrease in deferred preneed funeral revenue	(30,724)	(4,218)
Decrease in deferred preneed funeral receipts held in trust	(33,203)	(27,240)
Effect of cemetery production and deliveries:
Increase in preneed cemetery receivables, net and trust investments	(47,977)	(29,849)
Increase in deferred preneed cemetery revenue	26,502	7,369
(Decrease) increase in deferred preneed cemetery receipts held in trust	(6,280)	1,496
Other	(989)	(1,471)
Net cash provided by operating activities	291,313	266,111
Cash flows from investing activities:
Capital expenditures	(85,936)	(67,443)
Acquisitions	(97,473)	(281,800)
Proceeds from divestitures and sales of property and equipment, net	15,233	82,866
Net withdrawals of restricted funds and other	956	26,440
Net cash used in investing activities	(167,220)	(239,937)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	65,000	245,000
Debt issuance costs	—	(6,203)
Payments of debt	(2,169)	(32,398)
Early extinguishment of debt	(43,089)	(118,562)
Principal payments on capital leases	(17,186)	(40,716)
Proceeds from exercise of stock options	7,694	1,469
Excess tax benefit from share-based awards	—	831
Purchase of Company common stock	(146,590)	(86,871)
Payments of dividends	(33,395)	(30,224)
Bank overdrafts and other	3,573	(5,655)
Net cash used in by financing activities	(166,162)	(73,329)
Effect of foreign currency	(1,740)	3,223
Net decrease in cash and cash equivalents	(43,809)	(43,932)
Cash and cash equivalents at beginning of period	170,846	179,745
Cash and cash equivalents at end of period	$127,037	$135,813